Exhibit 99.1

For immediate release	June 14, 2017

Crown Crafts Reports Results for Fiscal 2017 Fourth Quarter and Full Year

●	Gross profit percentage improves for quarter and full year
●	Net income as a percentage of sales also improves despite challenging market conditions
●	Cash balance up from prior year end
●	Company remains financially strong

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the fiscal 2017 fourth quarter and full year ended April 2, 2017.

“In fiscal 2017, our net income and gross profit remained solid, net income increased to 8.4% of net sales compared with 8.1% for the prior year, and our cash balance increased from a year ago, as we continued to manage our business through a period of difficult market conditions and a soft retail environment,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “While we are not satisfied with the declines in sales and net income, which were affected by previously reported factors, including the credit difficulties of a major customer and a fiscal 2016 Black Friday event that was not repeated in fiscal 2017, we remain very positive about the Company’s long-term prospects, due to our consistent market leadership and strong financial position.”

Financial Results

Net income for the fourth quarter of fiscal 2017 was $1.6 million, or $0.16 per diluted share, on net sales of $17.3 million, compared with net income of $2.2 million, or $0.22 per diluted share, on net sales of $25.1 million for the fourth quarter of fiscal 2016. Gross profit for the quarter was 29.9% of net sales, compared with 28.2% for the prior-year period.

Net income for the full year of fiscal 2017 was $5.6 million, or $0.55 per diluted share, on net sales of $66.0 million, compared with net income of $6.8 million, or $0.68 per diluted share, on net sales of $84.3 million for fiscal 2016. Gross profit for fiscal 2017 was 29.4% of net sales, compared with 28.2% for the prior-year period.

Quarterly Cash Dividend

As announced on May 11, 2017, the Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on July 7, 2017 to stockholders of record at the close of business on June 16, 2017. “This dividend payment reflects our unwavering commitment to return consistent value to our stockholders, based on our continued financial strength and ongoing confidence in our business. Once this dividend is paid, we will have returned more than $30.5 million to stockholders since 2010, including $9.7 million in quarterly and special dividends during fiscal 2017 alone,” Chestnut said.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Daylight Time on June 21, 2017. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10106955.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding; blankets; nursery accessories; room décor; burp cloths; bathing accessories; reusable and disposable bibs; and disposable placemats, floor mats, toilet seat covers and changing mats. The Company’s operating subsidiaries consist of Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana. Crown Crafts is among America’s largest producers of infant bedding, toddler bedding and bibs. The Company’s products include licensed and branded collections, as well as exclusive private label programs for certain of its customers. The Company’s website is www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott

Vice President and Chief Financial Officer

(225) 647-9124

oelliott@crowncrafts.com

or

Halliburton Investor Relations

(972) 458-8000

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

	Fiscal Quarter Ended		Fiscal Year Ended
	April 2, 2017	April 3, 2016	April 2, 2017	April 3, 2016
Net sales	$17,308	$25,077	$65,978	$84,342
Gross profit	5,176	7,074	19,411	23,813
Gross profit percentage	29.9%	28.2%	29.4%	28.2%
Income from operations	2,641	3,585	8,700	10,788
Income before income tax expense	2,660	3,604	8,796	10,744
Income tax expense	1,051	1,410	3,224	3,915
Net income	1,609	2,194	5,572	6,829
Basic earnings per share	$0.16	$0.22	$0.56	$0.68
Diluted earnings per share	$0.16	$0.22	$0.55	$0.68

Weighted Average Shares Outstanding:
Basic	10,033	9,998	10,013	10,017
Diluted	10,045	10,022	10,041	10,038

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	April 2, 2017	April 3, 2016
Cash and cash equivalents	$7,892	$7,574
Accounts receivable, net of allowances	15,614	20,796
Inventories	15,821	14,785
Total current assets	41,110	45,732
Finite-lived intangible assets - net	3,128	3,882
Goodwill	1,126	1,126
Total assets	$47,184	$52,415

Total current liabilities	7,573	12,185

Shareholders’ equity	38,923	40,019
Total liabilities and shareholders’ equity	$47,184	$52,415